Exhibit 99.1

Calumet Chairman Fred Fehsenfeld to Retire, Leadership Succession Plan Announced

INDIANAPOLIS — (PR NEWSWIRE) — February 24, 2022 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), today announced that Calumet co-founder Fred Fehsenfeld, Chairman of the Board of the general partner of Calumet has elected to retire effective May 1, 2022.

“It’s been a source of tremendous satisfaction for The Heritage Group and for me to see the corporate transformation of Calumet,” said Fehsenfeld. “Calumet has a strong leadership team which won’t miss a beat with this transition. Heritage continues to encourage and support the vision and actions of Calumet’s leadership and is excited to see them take Calumet to the next level.”

Steve Mawer, currently CEO, will assume the role of Executive Chairman of the Board of Directors effective May 1, 2022. On that date, Todd Borgmann, currently EVP & CFO, will assume the role of CEO, and Vince Donargo, currently Chief Accounting Officer, will assume the role of EVP & CFO.

“Fred is a legendary entrepreneur and co-founder of Calumet, and his retirement will be felt deeply,” said Mawer. “We sincerely appreciate his service as our chairman. While we’ll miss Fred as a leader and a friend, we’ve prepared well for this transition that will shuffle our roles but maintain the same leadership team with the same strategy.”

“The past two years have been an incredible journey as Steve successfully led Calumet through the depths of the pandemic and originated the vision of Montana Renewables,” said Borgmann. “I am grateful that Steve will remain in an executive role, and with an exceptional team and unchanged vision we will continue to focus on the transformation of Calumet into two best of breed businesses.”

Mr. Borgmann has been with Calumet for 15 years in increasingly senior roles. Prior to serving as EVP & CFO, he held leadership roles within supply chain, trading, optimization, sales, and strategy. Mr. Donargo has been with Calumet for two years and has previous CFO experience with both public and private companies. He has also held various senior finance and accounting roles spanning multiple industries.

About the Partnership

Calumet manufactures, formulates, and markets a diversified slate of specialty products to customers in a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Public Relations Contact:

Media Oakes, 317-957-5319

Investor Relations Contact:

Brad McMurray, 317-957-5378